MANAGEMENT AGREEMENT

This Management Agreement (the "Agreement") is entered into as of December 15, 2021, and retroactive to December 1, 2021 (the "Effective Date"), by and between INTERNATIONAL CUMO MINING CORPORATION., an Idaho corporation (the "Company"), and Andrew A. Brodkey an individual citizen of the USA, and resident in the State of Texas, (the "Executive").

WHEREAS, the Company desires to hire the Executive as of the Effective Date and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

1. Duties. During the Agreement Period (as defined in paragraph 2 below), the Executive will serve as Vice-President and Chief Operating Officer of the Company. The duties and responsibilities of the Executive shall include the duties and responsibilities for the position as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the Board of Directors of the Company may from time to time reasonably assign to the Executive. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

2. Agreement Period.

(a) Basic Rule. The Agreement Period shall begin upon the Effective Date and shall continue thereafter for 1 (one) year and one (1) month to December 31, 2022, with automatic renewals for a one year periods, at December 31 of each year, subject to the terms of paragraph 4 being renegotiated within 60 days of the end of any one year period or unless terminated by written notice, as provided below, by either party prior to the end of any one year period (the "Agreement Period") or unless sooner terminated pursuant to the provisions of this Agreement.

(b) Early Termination. The Company may terminate the Executive's Agreement prior to the end of the Agreement Period by giving the Executive 60 days' advance notice in writing. If the Company terminates the Executive's Agreement prior to the end of the Agreement Period for any reason other than Cause or Disability, both as defined below, or if the Executive terminates the Agreement for Good Reason, as defined below, the provisions of paragraph 10(ii), shall apply. The Executive may terminate the Agreement prior to the end of the Agreement Period by giving the Company 60 days' advance written notice. If the Executive terminates his employment prior to the end of the Agreement Period other than for Good Reason, the provisions of paragraph 10(i) shall apply. Upon termination of the Executive's Agreement with the Company, the Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any shall be determined under the provisions of those plans. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this subparagraph 2(b).

(c) Death. The Executive's Agreement with the Company shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits

under this Agreement on account of the Executive's death, or for periods following the Executive's death, except that the Company's obligations under paragraphs 6 and 10(ii) to pay severance pay shall apply. The Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, of the Company in the event of the Executive's death shall be determined under the provisions of those plans.

(d) Cause. The Company may terminate the Executive's Agreement for Cause by giving the Executive 30 days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (i) following delivery to Executive of a written demand for performance from Company, which describes the basis for Company's belief that Executive has not materially performed his duties, Executive's continued willful violation of Executive's obligations to the Company, which are demonstrably willful and deliberate on Executive's part for a period of thirty (30) days after written notice thereof, (ii) Executive being convicted of a felony involving moral turpitude, or (iii) Executive willfully breaching any material term of this Agreement or any other agreement with the Company, which continues uncured for a period of thirty (30) days after written notice. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, of the Company shall be determined under the provisions of those plans.

(e) Disability. The Company may terminate the Executive's Agreement for Disability by giving the Executive 30 days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to materially perform his duties under this Agreement for a period of not less than four (4) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subparagraph (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. The Executive's rights under any applicable incentive or benefit plans of the Company shall be determined under the provisions of those plans.

(f) Good Reason. The Agreement with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate the Agreement for Good Reason and thereupon become entitled to the benefits of paragraphs 10(ii) below, if, before the end of the Agreement Period, one or more of the following events shall occur:

(i) the required permanent relocation of the Executive to a facility or a location more than 50 miles from the Executive's then present residence location, without the Executive's express written consent; or

(ii) the failure of the Company to promptly obtain the assumption of this Agreement by any successor or assignee, by merger or consolidation, change of control, sale of all or substantially all of Company assets, or otherwise.

3. Location of Executive's Services. The Executive's services shall be performed from and at his residence in San Antonio, Texas The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Compensation and Company Equity. For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Agreement Period a base compensation (the "Base Compensation") at an annual rate of US$250,000 (the "Annual Base Compensation"), equal to US$20,833 per month (the "Monthly Base Compensation").

For the first month of this Agreement following the Effective Date, which is the month of December, 2021, the Executive shall receive the Monthly Base Compensation by check or wire transfer at such time that the Company has completed or fully closed its current Private Placement which is designed to raise the amount of US$1.1 million dollars (the "Initial Private Placement"), or has otherwise received this amount via other transactions or arrangements from Funding Sources (defined below).

Thereafter, following the Effective Date, from January 1, 2022 to December 31, 2022 (the "First Calendar Year"), subject to the provisions below, the Executive shall receive the Annual Base Compensation pursuant to the following formula:

i. Executive shall receive US$168,000 of the Annual Base Compensation, amounting to US$14,000 per month, by check or wire transfer. Payment of such monthly amounts to Executive shall be deferred until, but shall become immediately due and payable at such time as the Company has raised, closed on or received an aggregate of US$2 million (the "Trigger Amount"), via any of the following (collectively, "Funding Sources"):

   Private Placement or Public or private sales or issuance of Company securities or debt, loans, drawdown of Credit facilities, financing transactions, mortgages or pledges of Company real or personal property or securities, exercises of existing warrants or options of Company securities, forward sales, streaming arrangements, granting or sale of royalties, or pledging of future anticipated metal production from Company real property, merger or consolidation with another entity, or any other transaction whereby the Company receives or can access the Trigger Amount.

   The Trigger Amount shall be over and above and not include the Initial Private Placement amounts received by the Company.

ii. Executive shall receive US$82,000 of the Annual Base Compensation in the form of 820,000 shares of common stock of the Company. Each share of stock shall be valued at US$.10 per share, accompanied by a 5-year warrant exercisable at US$.15 per share.

   Any and all shares and warrants of Company securities received by Executive under these provisions shall be fully-paid, non-assessable, and fully vested upon receipt by Executive,

subject only to such holding periods that are prescribed under US, Canadian or other relevant securities laws or rules or regulations of applicable stock exchanges.

iii. The Company agrees to review the Base Compensation at least annually as of the payment date nearest each anniversary of the Effective Date (beginning in December 2022) and to make such increases therein as the Board of Directors may approve. In addition, the Executive shall participate in any and all Company economic benefit plans that exist or may be implement in the future, including short and long term stock option and stock award plans, short and long term cash incentive plans, bonus programs, and any other similar plans intended to incentive staff to perform and remain with the Company. The Company and its Directors reasonably undertake to create, authorize, and submit to shareholders for approval (if necessary) all of such plans to the extent not already in existence.

5. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally or on any flight of four hours or more.

6. Severance Benefits. The Executive shall be entitled to one (1) month of severance compensation for each two (2) months of service after the end of the third (3) month of service up to a maximum of two (2) year's wages.

7. Other Benefits. To the extent that benefits plans are implement and made available to officers or employees of the Company, the Executive shall participate in other employee health and related benefit plans or other programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

8. Vacations and Holidays. The Executive shall be entitled to five weeks of paid vacation and Company holidays in accordance with the Company's policies in effect from time to time for its senior executive officers. During said holidays and vacations, the Executive shall be available by phone or email or will have delegated to a person on the Company's Board of Directors or otherwise directly or indirectly employed by the Company who will accept the Executive's responsibilities during the Executives absence.

9. Other Activities. The Executive shall devote a sufficient portion of his working time and efforts to the business and affairs of the Company and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. It is agreed that the Executive will be permitted to devote a reasonable amount of his business time to his current or future mining consulting business or other mining investments or engagements, including but not limited to Brodkey Executive Management Consulting, LLC, Energy Metals Discovery Group, LLC, and Critical Metals Ventures, LLC, or to

potentially creating other mining businesses or serving as an Executive or consultant to other public or private mining or other companies (the "Permitteed Business"). The Exectutive shall present appropriate future opportunities to the Company for potential evaluation and acquisition that fit the Company's molybdenum-copper portfolio. The Company waives any conflict of interest presented by the Permitted Business.

10. Severance Benefits. In the event the Executive's Agreement terminates prior to the end of the Agreement Period, following shall apply;

(i) In the event the Executive's Agreement is terminated by the Company, for Cause, for Disability or the Executive terminates the Agreement except for Good Reason, the Executive shall not be entitled to any Severance and the Company shall have no further liability to the Executive other than to the extent that there are obligations owing to the Executive before the effective date of such termination,

(ii) In the event the Executive's Agreement is terminated for any reason other than as set out in (i) above or the Executive terminates the Agreement for Good Reason then the Executive shall be entitled to Severance benefits as described in paragraph 6 of this Agreement.

11. Proprietary Information. During the Agreement Period and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company including drilling results, results of exploration programs, information about investments in the Company and/or potential investments, information about business combinations and transactions, information about the Company's investors and other information that has not been released to the public or is not publicly known about the Company and its subsidiaries. Any disclosure of Confidential Information shall only be in compliance with the Company's Corporate Governance Manual and Company policy in effect at the time of the release.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boise, Idaho, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded. The arbitrator shall be

authoried to order specific performance or other equitable relief in the event that the Executive breaches this agreements under Section 11 or 12 hereof.

13. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship except as provided for herein.

14. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

15. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent via email, or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Andrew A. Brodkey
25731 Berberis
San Antonio, Texas 78261
Email: catizona@yahoo.com

If to the Company:

International CuMo Mining Corporation
638 Millbank road, Vancouver
British Columbia, V5Z 4B7
Attention: Shaun Dykes
Email: geologic@telus.net

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this

Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Idaho.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents. The Company shall be responsible to provide each party to the Agreement, a fully executed copy once all signatures have been received.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

INTERNATIONAL CUMO MINING CORPORATION

DocuSigned by:

By shaun dykes

Name and Title: Shaun Dykes: President and Secretary

EXECUTIVE:

DocuSigned by:

Andrew A Brodkey

03ED351E5686461... Andrew A. Brodkey